Exhibit 24.1

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Robert B. Fernander and Barry L. Kasoff, and each of them, his or her true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the 2015 Annual Report on Form 10-K of Imation Corp., and any and all amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or the substitutes for such attorneys-in-fact and agents, may lawfully do or cause to be done by virtue hereof.

Name	Title	Date

/s/ BARRY L. KASOFF Barry L. Kasoff	Chief Restructuring Officer and Interim Chief Financial Officer (Principal Financial and Accounting Officer)	March 15, 2016

/s/ JOSEPH DE PERIO	Director	March 15, 2016
Joseph De Perio

/s/ TRACY MCKIBBEN	Director	March 15, 2016
Tracy McKibben

/s/ DONALD PUTNAM	Director	March 15, 2016
Donald Putnam

/s/ ROBERT SEARING	Director	March 15, 2016
Robert Searing

/s/ ALEX SPIRO	Director	March 15, 2016
Alex Spiro